Exhibit 99.2

For Immediate Release

MOVIE GALLERY NAMES C.J. GABRIEL, Jr. AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

DOTHAN, Ala., May 20, 2008 – Movie Gallery, Inc. (“Movie Gallery”) today announced that C.J. Gabriel, Jr. (Gabe) has been appointed as President and Chief Executive Officer of the Company, effective today. He will succeed Joe Malugen, Chairman, President, Chief Executive Officer and founder of Movie Gallery.

“Gabe is a highly-experienced and proven executive with the right qualities – inspirational leadership, strategic insight and operational discipline – to lead Movie Gallery forward,” said Mr. Malugen. “Gabe knows what it takes to run a successful retail business and understands what actions can be taken in today’s rapidly evolving video rental industry. Movie Gallery is emerging from bankruptcy with a talented new leader committed to meeting the needs of our customers, employees and other stakeholders. I am confident in Gabe’s ability to return the Company to profitability.”

“This is a tremendous opportunity and it will be an honor for me to lead this Company’s outstanding partners and associates,” said Mr. Gabriel. “I believe that the primary function of a leader is to inspire hope and enthusiasm throughout the organization and I look forward to working closely with the Company’s talented managers and employees. I plan to foster a winning culture across our nearly 3,300 retail locations through a strong focus on achieving outstanding results. I am fully committed to enhancing store operations, improving operating metrics, further reducing debt and better integrating this great Company’s brands and businesses. While there is a lot of work ahead, I am excited about all that can be achieved and energized by the tremendous potential I see at Movie Gallery.”

Mr. Gabriel brings to the Company over 25 years of experience as a senior executive in the consumer products and retail industries. He most recently served as Executive Vice President of Marketing, Merchandising and Supply Chain Management at Albertsons, Inc., a $50 billion retailer. In this role, Mr. Gabriel defined the vision, mission and operating goals of Albertsons “Demand Chain” functions and developed and implemented strategic and operational business plans that restructured the organization. The plans implemented under Mr. Gabriel’s leadership were industry leading in scope and significance, helped Albertsons realize millions in operating savings and positioned Albertsons to compete effectively in its industry.

Prior to Albertsons, Mr. Gabriel served as Chairman, President and Chief Executive Officer of Newgistics, Inc. He also served as CEO & Division President of Corporate Express. Previously, during his eleven year career at Pepsi Cola North America, he held a number of positions including National Director Selling & Delivery Operations at Pepsi Cola North America. At Pepsi, Mr. Gabriel accelerated revenue growth and reduced operating costs to enhance profitability. He began his career at American Hospital Supply Corporation.

Mr. Gabriel served as a U.S. Army Officer in the 101st Airborne Division and was a distinguished honor graduate from U.S. Army Ranger Training. Mr. Gabriel earned his Bachelor of Sciences degree in Human Resource Management from the University of Scranton in Pennsylvania.

About Movie Gallery

The Company is the second largest North American video rental company with approximately 3,300 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. Since Movie Gallery’s initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website: www.moviegallery.com.

Forward-looking Statements

This press release, as well as other statements made by Movie Gallery may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the risks and uncertainties associated with the ability to successfully implement Movie Gallery’s Second Amended Plan of Reorganization, as confirmed; (ii) the ability of the Company to operate subject to the terms of the Company’s existing financing obligations; (iii) the direct or indirect effects on our business of our impaired credit; (iv) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (v) the Company’s ability to maintain contracts and leases that are critical to its operations; (vi) the ability of the Company to execute its business plans and strategy, including the operational restructuring initially announced in 2007, and to do so in a timely fashion; (vii) the ability of the Company to attract, motivate and/or retain key executives and associates; (viii) general economic or business conditions affecting the video and game rental and sale industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; (ix) increased competition in the video and game rental and sale industry; and (x) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof. Other risk factors are listed from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission. Movie Gallery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Contacts:

Analysts and Investors: Ted Ceglia, Movie Gallery, Inc., 503-570-1950

Media: Andrew B. Siegel or Meaghan A. Repko of Joele Frank, Wilkinson Brimmer Katcher,

212-355-4449

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